SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                (Rule 13d - 102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(B)

                               (Amendment No. 3) 1/

                           AREA BANCSHARES CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  03 98 72 106
                                  ------------
                                 (CUSIP Number)


                                    12/31/00
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]      Rule  13d-1(b)

        [ ]      Rule  13d-1(c)

        [X]      Rule  13d-1(d)



1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages

                                 SCHEDULE 13G                  Page 2 of 5 pages
CUSIP NO.  0398  72  106
           -------------
================================================================================
 1     NAME  OF  REPORTING  PERSON
       S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON
                 Carol  M.  Gatton
--------------------------------------------------------------------------------
        CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP    (a)[ ]
          N/A                                                        (b)[ ]
--------------------------------------------------------------------------------
 3     SEC  USE  ONLY

--------------------------------------------------------------------------------
 4     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     United  States  of  America
--------------------------------------------------------------------------------
                    5     SOLE  VOTING  POWER
                                 5,744,420
   NUMBER OF        ------------------------------------------------------------
    SHARES          6     SHARED  VOTING  POWER
 BENEFICIALLY                    303,712
   OWNED BY         ------------------------------------------------------------
     EACH           7     SOLE  DISPOSITIVE  POWER
   REPORTING                     5,744,420
    PERSON          ------------------------------------------------------------
     WITH           8     SHARED  DISPOSITIVE  POWER
                                 303,712
--------------------------------------------------------------------------------
 9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
                 6,048,132
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11      PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
                 24.87%
--------------------------------------------------------------------------------
12      TYPE  OF  REPORTING  PERSON
        IN
================================================================================

                                 SCHEDULE 13G                  Page 3 of 5 pages


Item  1(a).     Name  of  Issuer:

     Area  Bancshares  Corporation

Item  1(b).     Address  of  Issuer's  Principal  Executive  Offices:

     230  Frederica  Street
     Owensboro,  Kentucky  42301

Item  2(a).     Name  of  Person  Filing:

     Carol  M.  Gatton

Item  2(b).     Address  of  Principal  Business  Office or, if None, Residence:

     Customer  1  One,  Inc.
     1000  W.  State  Street
     Bristol,  Tennessee  37620

Item  2(c).     Citizenship:

     United  States  of  America

Item  2(d).     Title  of  Class  of  Securities:

     Common  Stock

Item  2(e).     CUSIP  Number:

     03  98  72  106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is:

     Not  applicable

Item  4.     Ownership  as  of  December 31, 2000:

     (a)     Amount  beneficially  owned:  6,048,132
                                           ---------

     (b)     Percent  of  class:     24.87%
                                     ------

                                 SCHEDULE 13G                  Page 4 of 5 pages


     (c)     Number  of  shares  as  to  which  such  person  has

             (i)  sole  power  to  vote  or  direct  the  vote:  5,744,420
                                                                 ---------

             (ii) shared  power  to  vote  or  direct  the  vote:   303,712
                                                                    -------

             (iii)sole  power  to  dispose  or  to  direct the disposition of:
                  5,744,420
                  ---------

             (iv) shared  power  to  dispose  or  direct  the  disposition  of:
                  303,712
                  -------

              ______________________

Item  5.     Ownership  of  Five  Percent  or  Less  of  a  Class:

             Not  applicable

Item  6.     Ownership  of  More  than Five Percent on Behalf of Another Person:

             Not  applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

             Not  applicable

Item  8.     Identification  and  Classification  of  the  Members of the Group:

             Not  applicable

Item  9.     Notice  of  Dissolution  of  Group:

             Not  applicable

Item  10.    Certification:

             Not  applicable

                                 SCHEDULE 13G                  Page 5 of 5 pages


                                  SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                         Date:          February  9,  2001
                                        ---------------------------------------

                         Signature:     /s/  C.  M.  Gatton
                                        ---------------------------------------

                         Name:          C.  M.  Gatton
                                        ---------------------------------------